EXHIBIT 99.1

CAMAC Energy Announces Proposed Offering of Senior Secured Notes

Net proceeds to expedite development of the Oyo Field offshore Nigeria

HOUSTON, Texas – December 10, 2013 - CAMAC Energy Inc. (“CAMAC” or the “Company”) (NYSE MKT: CAK) today announced that, subject to market conditions, it intends to offer up to $300 million in aggregate principal amount of senior notes (the "Offering") due in 2018.

CAMAC anticipates using the net proceeds from the Offering to further develop the Oyo Field located offshore Nigeria in OML Block 120.

The senior notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.  This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.  The senior notes are being offered and sold only to qualified institutional buyers (“QIBs”) under Rule 144A under the Securities Act and to non-U.S. persons outside the United States under Regulation S under the Securities Act. This notice is being issued in accordance with Rule 135c under the Securities Act.

About CAMAC Energy

CAMAC Energy Inc. operates as an independent oil and gas exploration and production company focused on energy resources in Africa.  Its asset portfolio consists of 8 licenses covering an area of 41,000 square kilometers, including production and other projects offshore Nigeria, as well as exploration licenses offshore and onshore Kenya, and offshore Gambia.  CAMAC Energy is headquartered in Houston, Texas.  For more information about CAMAC Energy, visit www.camacenergy.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, concerning activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  Although the Company believes the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. The Company’s actual results could differ materially from those anticipated in these forward-looking statements due to a variety of factors, including the Company’s ability to successfully drill, complete, test and produce the wells and prospects identified in this release and risk factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.  You should not place undue reliance on forward-looking statements, which speak only as of their respective dates. The Company undertakes no duty to update these forward-looking statements.

Source:  CAMAC Energy

Chris Heath

Director, Corporate Finance and Investor Relations

713-797-2945

chris.heath@camacenergy.com